Exhibit 10.16

AMERISAFE, INC.

2022 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of ____________, 20__, is entered into by and between AMERISAFE, Inc., a Texas corporation (the “Company”), and ____________ (the “Grantee”). Where the context permits, references to the Company shall include any successor to the Company. Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to such term in the AMERISAFE, Inc. 2022 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”).

1.
Grant of Restricted Shares. The Company has granted to the Grantee, effective as of ________, 20__ (the “Grant Date”), _____ Restricted Shares, subject to all of the terms and conditions of this Agreement (the “Restricted Shares”). The Restricted Shares shall be fully paid and nonassessable and shall be, as determined by the Committee, either represented by a certificate or certificates or by electronic direct registration, registered in the Grantee’s name, and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.
2.
Restrictions on Transfer. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until they have become nonforfeitable as provided in Section 3 hereof; provided, however, that the Grantee’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.
3.
Vesting of Restricted Shares.
(a)
Normal Vesting. Subject to the terms of Sections 3(b) and 3(c), all of the Restricted Shares shall become nonforfeitable on ____________, 20__ (the “Normal Vesting Date”), provided that the Grantee remains employed by the Company or a Subsidiary through the Normal Vesting Date.
(b)
Accelerated Vesting. Notwithstanding anything set forth in Section 3(a) to the contrary, if the Grantee dies or becomes Disabled prior to the Normal Vesting Date, then the following percentage of Restricted Shares (rounded to the nearest whole share) shall become nonforfeitable as of the date of such termination (the “Applicable Termination Percentage”):

Date of Termination	Applicable Percentage
Within six months following the Grant Date	0%
After six months following the Grant Date but within 18 months following the Grant Date	33 1/3%
After 18 months following the Grant Date but within 30 months following the Grant Date	66 2/3%

After 30 months following the Grant Date	100%

(c)
Vesting Following Change in Control. If a Change in Control occurs prior to the earlier of (i) the Normal Vesting Date and (ii) the forfeiture of the Restricted Shares pursuant to Section 3(d), and the Grantee’s employment with the Company and its Subsidiaries is terminated subsequent to such Change in Control but prior to the Normal Vesting Date either (A) by the Company without Cause or (B) by the Grantee for Good Reason, then a percentage of the Restricted Shares equal to the Applicable Termination Percentage set forth in Section 3(b) (rounded to the nearest whole share) shall become vested as of the date of such termination.
(d)
Forfeiture. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries prior to the Normal Vesting Date for any reason other than those specified in Sections 3(b) or 3(c), the Restricted Shares shall be forfeited, and any certificate(s) representing the Restricted Shares or any evidence of direct registration representing the Restricted Shares covered by this Agreement shall be cancelled.
(e)
Definition of Disability. For purposes of this Agreement, “Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan, or disability plan, covering employees of the Company or a Subsidiary.
4.
Dividend, Voting and Other Rights. The Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon; provided, however, that any dividends or other distributions with respect to the Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.
5.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the issuance or vesting of the Restricted Shares, or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If permitted by the Committee, upon vesting of Restricted Shares, the Company may withhold and cancel a number of Common Shares having a value equal to the amount required to be withheld. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the Grantee’s income. Unless otherwise determined by the Committee, the market value of the Common Shares to be withheld pursuant to this Section 5 to satisfy applicable withholding taxes or other amounts will not exceed the minimum amount of taxes required to be withheld. The Committee may, at its discretion, adopt any alternative method of providing for taxes to be withheld. Notwithstanding the foregoing, in no event shall the Company be required to withhold or accept Common Shares for payment of any taxes if, in the good faith determination of the Committee, such withholding or acceptance of Common Shares may result in breach of the terms of an agreement that is currently in effect and to which the Company is a party.
6.
Adjustments. The terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 12 of the Plan.
7.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
8.
Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the Restricted Shares.
9.
Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Texas.
10.
Amendments. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may materially impair the rights of the Grantee with respect to the Restricted Shares unless agreed to by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company; but provided, further, that neither the Grantee’s consent nor a signed writing shall be required with respect to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
11.
Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

AMERISAFE, Inc.

2301 Hwy 190 West

DeRidder, LA 70634

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

12.
Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded. In its discretion, the Committee may require surrender to the Company of some or all of the Restricted Shares, or repayment to the Company of an amount in cash equal to all or any portion of the aggregate value of the Restricted Shares as of the Normal Vesting Date (or such earlier date that the Restricted Shares are no longer subject to the restrictions on transfer set forth in Section 2 hereof) if, (a) subsequent to the Normal Vesting Date or such earlier date of vesting, the Company is required to file a restatement of the Company’s financial statements with either the Securities Exchange Commission or any state insurance regulatory authority, or (b) the Grantee engages in Detrimental Activity. The discretionary authority of the Committee under clause (a) of this Section 12 is not conditioned on the Grantee having engaged in misconduct that caused or contributed to the need for any such restatement. This Section 12 is not the Company’s exclusive remedy with respect to such matters. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded).
13.
Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
14.
No Right to Future Awards or Employment. The grant of the Restricted Shares under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.
15.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
16.
Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.
17.
Integration. The Restricted Shares are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and the Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Shares.
18.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.
Acknowledgements. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
20.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and the Grantee has duly executed and delivered this Agreement, as of the date first written above.

AMERISAFE, INC.

By:

Name:

Title:

GRANTEE

____________________________________